Exhibit 99.2

FOR IMMEDIATE RELEASE

CUBIST PHARMACEUTICALS FILES CITIZEN PETITION

WITH  FOOD AND DRUG ADMINISTRATION

Lexington, Mass., December 6, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced that the company has filed a Citizen Petition with the Food and Drug Administration (FDA).  Cubist has a unique understanding of daptomycin and is sharing this understanding with the FDA, via the Citizen Petition, in the interest of public health.

The Citizen Petition urges FDA to refrain from approving any ANDA for generic daptomycin until the following conditions are satisfied:

•                  the ANDA applicant has demonstrated the comparability of its product to CUBICIN using appropriate microbiological potency, chemical and in vivo testing;

•                  the ANDA applicant has demonstrated that it monitors and controls for impurities that may be present in its daptomycin product and that may not be detectable using conventional methods; and

•                  the ANDA applicant has demonstrated the compatibility of its product with commonly used infusion systems and plastic syringes to prevent leaching of potentially dangerous extractables, including 2-mercaptobenzothiazole (MBT).

About Filing a Citizen Petition

Citizen petitions are filed to ask that FDA take, or refrain from taking, a particular action.  Any person may file a citizen petition, and any person may comment on a petition that has been filed.  Petitions are governed by and must comply with FDA regulations, specifically 21 C.F.R. § 10.30, as well as the Federal Food, Drug, and Cosmetic Act (FDCA), specifically 21 U.S.C. § 355(q).

About CUBICIN

CUBICIN® (daptomycin for injection) is approved in the U.S.  as therapy for Staphylococcus aureus bloodstream infections (bacteremia), including right-sided endocarditis, caused by methicillin-resistant S. aureus (MRSA) and methicillin-susceptible S. aureus (MSSA), and complicated skin infections caused by certain Gram-positive bacteria, including MRSA. CUBICIN also is approved in many other non-U.S. markets for the same or similar indications. CUBICIN is not indicated for the treatment of pneumonia. Most adverse events reported in clinical trials of CUBICIN were mild to moderate in intensity. The most common were anemia, constipation, diarrhea, nausea, vomiting, injection site reactions, and headache. To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN. For full prescribing information, including important safety information, please visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides. The Cubist clinical product pipeline currently consists of a Phase 2 program focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; and a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea). Cubist is also working on several pre-clinical programs being developed to address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

65 Hayden Avenue, Lexington, MA 02421  P 781.860.8660  F 781.861.0566  www.cubist.com

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com